September 17, 1998


Board of Directors
Greene County Bancorp, Inc.
Greene County Savings Bank
425 Main and Church Streets
Catskill, New York  12414


Dear Board Members:

All capitalized terms not otherwise defined in this letter have the meanings given such terms in the Plan of Conversion adopted by the Board of Directors of Greene County Savings Bank (the "Bank"), whereby the Bank will convert from a federally chartered mutual savings bank to a federally chartered stock savings bank and issue all of the Bank's stock to Greene County Bancorp, Inc. (the "Holding Company"). Simultaneously, the Holding Company will issue shares of common stock.

We understand that in accordance with the Plan of Conversion, Subscription Rights to purchase shares of the Bank's Common Stock in the Holding Company are to be issued to (i) Eligible Account Holders, (ii) Tax-Qualified Employee Plans,
(iii) Supplemental Eligible Account Holders, and (iv) employees, officers, and trustees. Based solely on our observation that the Subscription Rights will be available to such Recipients without cost, will be legally non-transferable and of short duration, and will afford such parties the right only to purchase shares of Common Stock at the same price as will be paid by members of the general public in the Community Offering, but without undertaking any independent investigation of state or federal law or the position of the Internal Revenue Service with respect to this issue, we are of the opinion that:

         (1) the Subscription Rights will have no ascertainable market value; and

         (2) the price at which the Subscription Rights are excercisable will not be more or less than the pro forma market value of the shares upon issuance.

Changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability and may materially impact the value of thrift stocks as a whole or the Bank's value alone. Accordingly, no assurance can be given that persons who subscribe to shares of Common Stock in the Conversion will thereafter be able to buy or sell suc shares at the same price paid in the Subscription Offering.

                                            Very Truly Yours,
                                            FinPro, Inc.


                                            /s/ Donald J. Musso
                                            ---------------------------
                                            Donald J. Musso
                                            Director